Exhibit 99.3

Bridger Logistics’ business

Founded in 2010, Bridger Logistics has experienced rapid growth as a domestic crude oil transportation and logistics provider with an integrated portfolio of midstream assets, which connects crude production in prolific unconventional resource plays to downstream markets. Bridger Logistics’ truck, pipeline terminal, pipeline, rail and maritime assets form a comprehensive, fee-for-service business model, and we expect that substantially all of its cash flow will be generated from fee-based commercial agreements. For the three months ending March 31, 2015, Bridger Logistics transported an average volume of approximately 144 MBbls/d of crude oil by truck and approximately 53 MBbls/d of crude oil by rail.

Bridger Logistics’ fee-based business model generates income by providing crude oil transportation and logistics services on behalf of producers and end-users of crude oil. The first link in Bridger Logistics’ integrated value chain is its truck transportation operations. Bridger Logistics is one of the largest for-hire crude oil carriers in the U.S. by fleet size and has a presence in most domestic crude producing regions. Bridger Logistics charges producers and first purchasers of crude oil fees per barrel to transport crude from the wellhead to downstream takeaway outlets, which provide connectivity to end markets and generate additional fee-for-service income. Bridger Logistics also owns and/or controls a number of assets connecting trucked crude volumes to downstream takeaway infrastructure, including pipeline injection terminals, crude storage, rail loading and unloading facilities and pipelines. We expect the majority of Bridger Logistics’ cash flow to be generated under contracts with average remaining terms of four years or greater.

Logistics Assets

As of May 31, 2015, Bridger Logistics’ business included approximately 280 employees and its asset base included over 610 specialized tractor-trailers, 19 pipeline injection terminals, approximately 38 MBbls/d of capacity on multiple crude pipelines, 1,394 newly-built rail cars and rail loading and unloading terminals and barge capacity to transport a minimum of 65 MBbls/d.

Customers

Bridger’s customers include crude oil producers, refiners and marketers. Generally, Bridger Logistics seeks to enter into long-term contracts to provide logistics services; however, in the transportation of crude oil by truck, contracts tend to be terminable on 30 days’ notice.

For 2015, we expect that Bridger Logistics’ largest customer will be Monroe Energy, LLC, a subsidiary of Delta Air Lines that owns a refinery in Trainer, Pennsylvania. Bridger Logistics has entered into an agreement with Monroe Energy under which Bridger Logistics will provide logistics services to transport a minimum of 65 MBbls/d of crude oil from the Bakken region to Monroe Energy’s refinery in Trainer, Pennsylvania. That contract terminates in 2019, and the minimum volume commitment is subject on a monthly basis to a minimum average delivery amount per month of 35 MBbls/d.

A subsidiary of Bridger Logistics has also entered into a series of agreements with a subsidiary of Occidental Petroleum Corporation, the largest oil producer in the Permian Basin, to provide truck oil transportation services on a “right of first call” basis within an area of mutual interest covering a significant portion of the Permian Basin in West Texas and New Mexico. This agreement will terminate in 2019, unless neither party gives notice to terminate the agreement.

At the closing of the acquisition, Bridger Logistics will also enter into a ten-year transportation and logistics agreement with Bridger Marketing, LLC, a company affiliated with the seller of Bridger Logistics. Under this agreement, Bridger Logistics will be the exclusive provider of crude oil logistics services to Bridger Marketing, and will also have a right of first offer with respect to any logistics services contracted by Bridger Marketing for any hydrocarbons other than crude oil.

A subsidiary of Bridger Logistics has also entered into a take-or-pay throughput agreement with Shell Trading (US) in connection with one of Bridger Logistics’ Rockies pipeline terminals, pursuant to which Bridger Logistics provides dedicated storage and throughput services to Shell Trading (US) at that pipeline terminal. This agreement is scheduled to terminate in 2019, with automatic extensions unless a party gives notice to terminate the agreement.

Competition

Bridger Logistics faces significant competition, as many entities are engaged in the crude oil logistics business, some of which are larger and have greater financial resources than it does or we do. Those competitors include Gibsons Energy Inc., Blueknight Energy Partners and NGL Energy Partners. Bridger Logistics’ ability to compete could be harmed by factors that it cannot control, including:

•                  the perception that another company can provide better service;

•                  the availability of crude oil alternative supply points, or crude oil supply points located closer to the operations of its customers; and

•                  a decision by its competitors to acquire or construct crude oil midstream assets and provide gathering, transportation, terminalling or storage services in geographic areas, or to customers, served by Bridger Logistics’ assets and services.

Management

We expect that certain of the founders of Bridger Logistics will join us as employees upon the closing, including Julio Rios, the President and Chief Executive Officer of Bridger Logistics, who we expect will become an officer of our general partner.

Employees

As of May 31, 2015, Bridger Logistics employed approximately 280 persons.  None of these employees are represented by labor unions or covered by any collective bargaining agreement.  We believe that Bridger Logistics’ relations with these employees are satisfactory.

Environmental Regulation

Bridger Logistics’ crude oil logistics operations are subject to stringent federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise relating to protection of the environment. As with the midstream industry generally, compliance with current and anticipated environmental laws and regulations increases its overall cost of business, including its capital costs to construct, maintain and upgrade equipment and facilities. Failure to comply with these laws and regulations may result in the assessment of significant administrative, civil and criminal penalties, the imposition of investigatory and remedial liabilities, and even the issuance of injunctions that may restrict or prohibit some or all of its operations. We believe that Bridger Logistics’ operations are in substantial compliance with applicable laws and regulations. However, environmental laws and regulations are subject to change, resulting in potentially more stringent requirements, and we cannot provide any assurance that the cost of compliance with current and future laws and regulations will not have a material effect on the results of operations or earnings associated with the Bridger Logistics business.

In May 2015, the DOT issued final rules for oil-by-rail transportation requiring that certain older tank cars be phased out of operation and that new tank cars comply with certain design requirements. All tank cars built after October 1, 2015 must meet these new standards. DOT-111 tank cars must be retrofitted or replaced within three years and CPC-1232 tank cars without insulating jackets must be retrofitted or replaced within five years. We estimate that it will cost approximately $30 million to bring Bridger Logistics’ tank cars into compliance with the new standards. In May 2015, the U.S. Environmental Protection Agency also released final rules that could expand the boundaries of federal jurisdiction under the Clean Water Act, raising the potential for increased oversight of infrastructure development and, as discussed below, increased federal liability for accidental releases to the environment.

There are risks of accidental releases into the environment inherent in the nature of Bridger Logistics’ operations, such as leaks or spills of petroleum products or hazardous materials from its trucks, rail cars, terminals and storage facilities. A discharge of petroleum products or hazardous materials into the environment could, to the extent such event is not covered by insurance, subject Bridger Logistics to substantial expense, including costs related to environmental clean-up or restoration, compliance with applicable laws and regulations, and any personal injury, natural resource or property damage claims made by third parties.

Bridger Registration Rights

In connection with the issuance of 11.2 million of Ferrellgas Partners’ common units to the sellers in the Bridger Logistics Acquisition, Ferrellgas Partners has agreed to provide such sellers registration rights with respect to the units issued to them.  At any time following the 60th day after consummation of the Bridger Logistics Acquisition, the sellers can request that Ferrellgas Partners file a registration statement with the SEC permitting the resale of Ferrellgas Partners’ common units held by the sellers.  In addition, if Ferrellgas Partners were to file a new registration statement or prospectus supplement relating to its issuance of common units pursuant to an underwritten equity offering, then Ferrellgas Partners would be obligated to offer the sellers the opportunity to participate as selling unitholders in such underwritten equity offering, subject to certain customary exceptions.

Bridger Logistics’ selected historical financial data

The selected historical financial data for Bridger Logistics were derived from Bridger Logistics’ historical financial statements and the related notes included elsewhere in this prospectus supplement. The selected historical financial data do not purport to project Bridger Logistics’ results of operations or financial position for any future period or as of any date and are not necessarily indicative of financial results to be achieved in future periods. You should read the selected financial data below together with “Bridger Logistics’ management’s discussion and analysis of financial condition and results of operations” and Bridger Logistics’ historical consolidated financial statements and related notes included elsewhere in Exhibits 99.4 and 99.5 to this Current Report on Form 8-K.

Bridger Logistics’ historical consolidated financial data as of and for the fiscal years ended December 31, 2014, 2013 and 2012 have been audited. Bridger Logistics’ historical consolidated financial statements as of and for the three months ended March 31, 2015 and 2014 are unaudited. Bridger Logistics believes that all material adjustments that consist only of normal recurring adjustments necessary for the fair presentation of its interim results have been included. Results of operations for any interim period are not necessarily indicative of the results of operations for Bridger Logistics’ entire fiscal year.

	Bridger Logistics, LLC
	Three months ended March 31,		Year ended December 31,
($ in thousands)	2015	2014	2014	2013	2012
Income Statement Data:
Revenues	$82,227	$42,947	$274,050	$134,534	$161,727
Interest expense	(3,733)	(1,286)	(9,046)	(2,933)	(1,299)
Net income	5,118	6,547	17,804	19,708	15,411
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	15,702	6,042	38,388	25,470	15,916
Investing activities	(14,510)	(65,323)	(243,411)	(63,627)	(38,396)
Financing activities	(2,131)	59,404	209,637	35,949	26,446
Balance Sheet Data (at end of period):
Working capital (deficit)(1)	$(61,194)		$(52,865)	$(12,277)	$(7,873)
Cash	7,019		7,957	3,343	5,551
Total assets	408,469		407,183	134,843	74,002
Long-term debt	214,025		217,810	59,130	30,343
Members’ equity	57,835		52,718	34,914	15,206
Supplemental data (unaudited):
EBITDA(2)	$16,310	$12,243	$62,693	$32,479	$21,600
Adjusted EBITDA(2)	$16,404	$12,337	$63,068	$32,667	$21,600

(1)                                 Working capital is current assets less current liabilities.

(2)                                 Bridger Logistics defines EBITDA as net income (loss) before deducting income tax expense, interest expense, depreciation and amortization expense, gain/loss on disposal of assets and loss from discontinued operations. Bridger Logistics calculates Adjusted EBITDA as EBITDA plus management fees. Bridger Logistics’ management believes that excluding these items from GAAP results allows them to better understand our consolidated financial performance from period to period, as management does not believe that the excluded items are reflective of our underlying operating performance. Bridger Logistics’ management uses Adjusted EBITDA to evaluate operating performance, communicate financial results to the Board of Managers, benchmark results against historical performance, and evaluate investment opportunities, and believes that the presentation of Adjusted EBITDA provides investors greater transparency and insight into management’s method of analysis. Adjusted EBITDA should not be considered as a substitute for, or superior to, financial measures that are computed in accordance with GAAP, and is meant to supplement, and to be viewed in conjunction with, such GAAP financial measures. Bridger Logistics method of calculating Adjusted EBITDA may not be consistent with that of other companies.

	Three months ended March 31,		Year ended December 31,
($ In thousands)	2015	2014	2014	2013	2012
Net Income	$5,118	$6,547	$17,804	$19,708	$15,411
Income tax expense	15	25	21	71	—
Interest expense	3,733	1,286	9,046	2,933	1,299
Depreciation and amortization expense	7,124	3,885	19,445	10,477	4,215
Gain/loss on disposal of assets	320	155	(139)	252	4
Loss from discontinued operations	—	345	16,516	(962)	671
EBITDA	$16,310	$12,243	$62,693	$32,479	$21,600
Management fees	94	94	375	188	—
Adjusted EBITDA	$16,404	$12,337	$63,068	$32,667	$21,600

Management’s Discussion and Analysis of Financial Condition and Results of Operations for Bridger Logistics

Our management’s discussion and analysis of financial condition and results of operations relates to Bridger Logistics, LLC and its subsidiaries (together, we, us, our, Bridger or the Company). You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this report.

Forward-looking Statements

Statements included in this section include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results, our ability to generate sales, income or cash flow, and the sufficiency of our cash flow and debt issuances, among others, are forward-looking statements.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that could cause our actual results to differ materially from any future results expressed in or implied by these forward-looking statements including, but not limited to, the following:  the general level of demand for and the availability of supply of crude oil; changes in demand for and production of hydrocarbon products; a significant increase in motor fuel costs or other commodity prices; effects of weather conditions, natural disasters, or other significant weather events; availability of local, intrastate and interstate transportation infrastructure, including with respect to our truck and railcar transportation services; hazards or operating risks incidental to the transporting and distributing of crude oil that may not be fully covered by insurance; competition from other transportation and logistics companies; the ability to engage contract drivers or hire employee drivers; the ability to renew contracts with key customers; the loss of one or more significant customers; Monroe Energy’s maintenance of a specified minimum crude oil volume commitment under our agreement with Monroe Energy; the ability to maintain or increase the margins we realize for our services; the non-payment or nonperformance by our customers; the availability and cost of capital and our ability to access certain capital sources; a deterioration of the credit and capital markets; fluctuations in interest rates; changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations and the impact of such laws and regulations (now existing or in the future) on our business operations; and  the costs and effects of legal and administrative proceedings. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this section.

Any forward-looking statements represent management’s estimates as of the date of this report. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this report.

Quarter Ended March 31, 2015 compared to Quarter Ended March 31, 2014

Overview

Bridger is a privately held limited liability company and is primarily engaged in the transportation, storage and terminalling of crude oil. The Company is wholly owned by Bridger, LLC. The consolidated financial statements for Bridger Logistics, LLC include the financial statements of the following subsidiaries: Bridger Transfer Services, LLC, Bridger Leasing, LLC, Bridger Transportation, LLC (formerly Southern Energy Transportation, Inc.), Bridger Rail Shipping, LLC, Bridger Lake, LLC, Double on 8, LLC and Bridger Midstream, LLC.

Bridger generates income from transporting crude oil through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Louisiana, North Dakota, Pennsylvania, Colorado, New Mexico, Mississippi and Wyoming.

Bridger operates 19 pipeline terminals in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas for the transfer of crude oil into major pipeline systems and has available volume capacity for loading of crude oil at two rail facilities in North Dakota as well as available volume capacity for the unloading of crude oil at three rail facilities located in East Texas, Philadelphia and South Louisiana.

Bridger also derives revenues from leasing trucks and tank trailers for the transportation of crude oil. Bridger owned 617 trucks and 644 tank trailers as of March 31, 2015 and 298 trucks and 328 tank trailers as of March 31, 2014.

In addition, Bridger owns the Bridger Lake pipeline, a 24-mile crude oil pipeline with a storage and terminalling facility in Uinta County, Wyoming. As discussed further in note 3 to our consolidated financial statements, the pipeline has been out of commission since April 2010 due to reconstruction of the pipeline’s infrastructure. The pipeline became eligible for operations at the end of 2014. Management is in discussions with several customers regarding potential throughput agreements and expects such agreements to be put in place in 2015.

Bridger also provides pipeline management services through exchanged crude oil barrels under buy/sell agreements.

Bridger recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the quarters ended March 31, 2015 and March 31, 2014 on the consolidated statements of operations. Bridger has no intent to increase terminal and throughput volumes at its Geismar, Louisiana facility and is negotiating with the facility owner to determine a buy-out value for the remaining financial obligation under its contract. Bridger has retrospectively adjusted its prior period consolidated financial statements to comparably classify the amounts related to the operations of the Gulf Coast Rail Business as discontinued operations.

The consolidated financial statements present the consolidated financial position and results of operations, changes in equity, and cash flows of Bridger with all balances and transactions between the entities eliminated. Such amounts reduce revenue and expense items and eliminate transactions representing loaning of funds between the consolidated entities.

The classification of Bridger as a partnership for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes related to the transportation of crude oil.  We rely on a legal opinion from our counsel, and not a ruling from the Internal Revenue Service (IRS), as to our proper classification for federal income tax purposes.  The IRS could treat us as a corporation for tax purposes or changes in federal or state laws could subject us to entity-level taxation, which would substantially reduce the cash available for distribution to our unitholders or to pay interest on the principal of any of our debt securities.

Recent Strategic Transactions

On April 30, 2014, Bridger Rail Shipping, LLC completed a $200 million secured financing agreement with Element Financial Corporation (Element) to finance the acquisition of 1,300 new railcars from Trinity Industries.  As of March 31, 2015, Bridger had taken delivery of 999 railcars. These new railcars replaced existing leased railcars in Bridger’s fleet.  The Company expects that these owned railcars will reduce railcar lease expenses, as the lease fleet will be reduced by the delivery of owned railcars.

On November 28, 2014, Bridger entered into a Member Interest Purchase Agreement to sell all of the assets of Bridger Midstream, LLC. Bridger has classified the related assets as assets held for sale at March 31, 2015 and December 31, 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of March 31, 2015 and 2014.

Bridger also recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the quarters ended March 31, 2015 and March 31, 2014 on the consolidated statements of operations.

Known Trends and Uncertainties

Maintaining and growing a pool of qualified independent contractor truck drivers is critical to the success of our operations.  We have from time to time experienced challenges in attracting and retaining sufficient numbers of qualified drivers.  Regulatory requirements, including the FMCSA’s CSA initiative, could require us to pay more to attract and retain drivers.  If we are unable to continue to attract and retain a sufficient number of qualified drivers, we could have difficulty meeting customer demands, any of which could materially and adversely affect our growth and profitability.

Bridger is dependent upon intermediaries, including crude oil producers, gatherers, terminal operators, railroads, and barge operators, to transport Bakken crude oil from North Dakota to Philadelphia.  The crude oil that Bridger transports will pass from the wellhead through a gathering system and crude loading terminal, and then loaded onto railcars and transported by railroad to a crude unloading terminal and transferred to a barge for transport to the dock of our customer’s refinery. Any disruption to or reduction of capacities of this supply chain due to accidents, weather interruptions, governmental regulation, terrorism, depletion of oil reserves, congestion on rail lines or other causes could result in reduced volumes of crude oil moved through our assets. Any significant reduction in volumes would materially adversely affect our financial condition, results of operations, cash flow and ability to make distributions to our unit holders.

Changing operating practices as well as new regulations on tank car standards and shipper classifications could increase time required to move crude oil from Bakken oil fields to our customer’s refinery dock in Philadelphia, increase the cost of rail transportation and decrease the efficiency of Bridger’s transportation of crude oil by rail, any of which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Overview of net income attributable to Bridger Logistics, LLC

“Net income” attributable to Bridger Logistics, LLC in the first quarter of 2015 was a net income of $5.1 million as compared to $6.5 million in the first quarter of 2014. This decrease was primarily due to

•                  a $9.9 million increase in ‘Gross profit” due primarily to the increase in crude oil volume transported by our logistics infrastructure offset by the following:

•                  a $9.1 million increase in “Total expenses” due primarily to the increase in crude oil volume transported by our logistics infrastructure; and

•                  a $2.6 million increase in “Total other expense.”

Results of Operations

The period to period comparisons of our results of operations have been prepared using historical periods included in our consolidated financial statements.  This “Results of Operations” section compares the quarter ended March 31, 2015 with the quarter ended March 31, 2014.

We refer to our financial statement line items in the explanation of our period-to-period changes in our results of operations.  Below are general definitions of what those line items include and represent.

•                  Revenues.  Revenues consist principally of trucking and third party trucking revenues, leasing income from leasing of trucks and trailers to owner operators and the leasing of owned and leased railcars, rail throughput fees and pipeline terminal throughput and storage fees and pipeline management fees.

•                  Cost of sales.  Cost of sales consist principally of trucking and third party trucking revenues, leasing income from leasing of trucks and trailers to owner operators and the leasing of owned and leased railcars, rail throughput fees and pipeline terminal throughput and storage fees and pipeline management fees.

•                  Operating expense.  Operating expenses consist principally of costs associated with the actual operating of the trucks, trailers, pipeline terminals, rail facilities, and railcars including salaries and wages, energy and utility costs, routine maintenance, insurance, and environmental compliance costs.  Routine maintenance and environmental compliance costs are expensed as incurred.

•                  Selling, general and administrative expenses.  Selling, general and administrative expenses consist primarily of direct corporate overhead costs and allocated general and administrative costs.

•                  Depreciation and amortization.  Depreciation and amortization on owned property uses the straight line method over the estimated useful lives of the respective assets.

•                  Operating income.  Operating income represents revenue less cost of goods sold, operating expense and selling, general and administrative expenses.

•                  Other income (expense).  Other income (expense) represents gain or loss on disposal of assets.

•                  Interest expense.  Interest expense represents the interest expenses and financing costs associated with the purchase of trucks and trailers, railcars, and pipeline terminal assets.  This also includes the amortization of related debt issuance related costs.

•                  Income tax expense.  Income tax expense represents the taxes paid on transportation of crude oil.

•                  Loss from discontinued operations.  Loss from discontinued operations represents the losses on discontinued operations in the Gulf Coast rail business through the end of the contract period.  This also represents the costs related to the decision to sell our interest in Bridger Midstream LLC which is currently held for sale.

•                  Adjusted EBITDA.  Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income (loss) before deducting income tax expense, interest expense, depreciation and amortization expense, gain/loss on disposal of assets, loss from discontinued operations, and management fees. Management believes that excluding these items from our GAAP results allows it to better understand our consolidated financial performance from period to period, as management does not believe that the excluded items are reflective of our underlying operating performance. Management uses Adjusted EBITDA to evaluate operating performance, communicate financial results to the Board of Managers, benchmark results against historical performance, and evaluate investment opportunities, and believes that the presentation of Adjusted EBITDA provides investors greater transparency and insight into management’s method of analysis. Adjusted EBITDA should not be considered as a substitute for, or superior to, financial measures that are computed in accordance with GAAP, and is meant to supplement, and to be viewed in conjunction with, such GAAP financial measures. Our method of calculating Adjusted EBITDA may not be consistent with that of other companies. Investors are encouraged to review the reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, provided below.

The following table summarizes our results of operations for the quarters ended March 31, 2015 and 2014.

(amounts in thousands)
Quarter Ended March 31,	2015	2014	Favorable (unfavorable) Variance
Revenues	$82,227	$42,947	$39,280	91.5%
Gross profit	$27,394	$17,512	$9,882	56.4%
Income from continuing operations	$5,118	$6,893	$(1,775)	(25.7)%
Adjusted EBITDA	$16,404	$12,337	$4,067	33.0%
Interest expense	$3,733	$1,286	$2,447	190.3%

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income for the quarters ended March 31, 2015 and 2014, respectively:

(amounts in thousands)	2015	2014
Net income	$5,118	$6,547
Income tax expense	$15	$25
Interest expense	$3,733	$1,286
Depreciation and amortization expense	$7,124	$3,885
Gain/loss on disposal of assets	$320	$155
Loss from discontinued operations	$—	$345
EBITDA	$16,310	$12,243
Management fees	$94	$94
Adjusted EBITDA	$16,404	$12,337

Revenues

Revenues increased $39.3 million in the first quarter of 2015 compared to the first quarter of the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Gross Profit

Gross profit increased $9.9 million in the first quarter compared to the first quarter of the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Operating income

“Operating income” increased $0.8 million in the first quarter of 2015 compared to the first quarter of the prior year primarily due to a $9.9 million increase in “Gross profit”, partially offset by $3.6 million increase in “Operating expense”, a $2.3 million increase in “Selling, general and administrative expense” and a $3.2 million increase in “Depreciation and amortization”.

“Operating expense” increased $3.6 million in the first quarter of 2015 compared to the first quarter of the prior year primarily due to the increase in crude oil volume transported by our logistics infrastructure.  “Selling, general and administrative expense” increased $2.3 million compared to the first quarter of the prior year primarily due to increase in crude oil volume transported by our logistics infrastructure and an increased asset base in railcars and trucks. “Depreciation and amortization” increased $3.2 million compared to the first quarter of the prior year due to the increased asset base.

Interest expense - consolidated

“Interest expense” increased $2.4 million in the first quarter of 2015 compared to the first quarter of the prior year due to additional debt for the acquisition of new railcars, trucks and trailers.

Adjusted EBITDA

Adjusted EBITDA increased $4.1 million in the first quarter of 2015 compared to the first quarter of the prior year primarily due to a $9.9 million increase in “Gross profit”, partially offset by a $3.6 million increase in “Operating expense” as discussed above, a $2.3 million increase in “Selling, general and administrative expense” and a $3.2 million increase in “Depreciation and amortization.”

Liquidity and Capital Resources

Our liquidity and capital resources enable us to fund our working capital requirements, debt service payments, acquisitions and capital expenditures.  Our primary sources of liquidity are cash flow from operations and proceeds from our debt issuances. Our liquidity and capital resources may be affected by our ability to access the debt markets, by unforeseen demands on cash, or by other events beyond our control.

Operating Activities

First quarter 2015 v first quarter 2014

Net cash provided by operating activities was $15.7 million for the first quarter of 2015, compared to net cash provided by operating activities of $6.0 million for the first quarter of 2014. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Net cash provided by operating activities increased due to a $2.0 million increase in net income adjusted for non-cash and non-operating items, a $10.9 million decrease in receivables from affiliates, a $6.8 million decrease in trade accounts receivable and a $5.3 million increase in payables to affiliates. These increases were partially offset by an $8.7 million decrease in trade accounts payable from the timing of purchases and disbursements, a $3.4 million decrease in other accrued and other long-term liabilities, a $1.9 million increase in prepaid expenses and a $1.2 million increase in other current assets.

Investing Activities

Capital Requirements

Our business requires continual investments to upgrade or enhance existing operations and to ensure compliance with safety and environmental regulations. Capital expenditures for our business consist primarily of growth capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow.  Examples include expenditures for purchases of rail cars and truck and trailer sets and other equipment to facilitate expansion of our customer base and operating capacity. As of March 31, 2015, Bridger has purchase commitments for 17 trucks, 65 trailers and 300 railcars. Funding will come from cash flow from operations and additional debt.

Maintenance capital expenditures are minor and typically expensed as incurred.  Bridger property, plant and equipment consists of recently constructed infrastructure requiring minimal maintenance capital.

First quarter 2015 v first quarter 2014

Net cash used in investing activities was $14.5 million for the first quarter of 2015, compared to net cash used in investing activities of $65.3 million for the first quarter of 2014. This decrease in net cash used in investing activities is primarily due to a $50.3 million decrease in “Purchases of property and equipment” and “Changes in other long-term assets” partially offset by a $0.5 million increase in “Proceeds from sale of property and equipment” resulting primarily from the higher sales of underutilized assets in the first quarter of 2015 as compared to the first quarter of 2014.

The decrease in “Purchase of property and equipment” relates primarily to fewer purchases of crude oil railcars and crude oil truck & trailer sets.

Future fluctuations in growth capital expenditures could occur due to the opportunistic nature of growth opportunities.

Financing Activities

First quarter 2015 v first quarter 2014

Net cash used in financing activities was $2.1 million for the first quarter of 2015 compared to net cash of $59.4 million provided by financing activities for the first quarter of 2014. This decrease in net cash provided by financing activities was mostly due to a $61.5 million decrease in net borrowings.

Distributions

Bridger made no distributions to unitholders in the first quarter of 2015 or the first quarter of 2014.

Debt issuances and repayments

Long-term debt consists of several different loans with commercial banks and equipment financing companies. The purpose of the loans is to obtain financing for the purchase of trucks and trailers, vehicles, rail cars, buildings and for the construction of pipeline terminals. Further, the loans are secured by these same assets.

Bridger had $281,599,620 and $283,730,169 of debt as of March 31, 2015 and December 31, 2014, respectively. As of March 31, 2015, the debt consisted of instruments with outstanding balances ranging from $32,743 to $54,638,230 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $246,158,725 in outstanding debt with fixed interest rates ranging from 3.43% to 6.12%, $18,081,035 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $12,468,217 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $4,891,643 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%. As of December 31, 2014, the debt consisted of instruments with outstanding balances ranging from $34,756 to $56,853,294 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $249,418,310 in outstanding debt with fixed interest rates ranging from 2.85% to 6.12%, $19,956,769 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $13,281,410 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $1,073,680 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%.

The debt agreements outstanding as of March 31, 2015 and December 31, 2014 contained no financial covenants.

We believe that the liquidity available from our ongoing cash flow and debt issuances will be sufficient to meet our capital expenditure, working capital and letter of credit requirements through the fiscal year ending December 31, 2015. However, if we were to experience an unexpected significant increase in these requirements, our needs could exceed our immediately available resources. Events that could cause increases in these requirements include, but are not limited to the following:

•                  a significant delay in the collections of accounts receivable;

•                  increased liquidity requirements imposed by insurance providers;

•                  a significant downgrade in our credit status leading to decreased trade credit;

•                  a significant acquisition; or

•                  a large uninsured unfavorable lawsuit settlement.

If one or more of these or other events caused a significant use of available funding, we may consider alternatives to provide increased liquidity and capital funding, such as additional debt issuances. No assurances can be given, however, that such alternatives would be available, or, if available, could be implemented.

Disclosures about Effects of Transactions with Related Parties

The Bridger entities have historically entered into numerous transactions with affiliated entities within Bridger Logistics, LLC, as well as other related parties. While transactions between companies within Bridger Logistics, LLC in these consolidated financial statements have been eliminated, other transactions with related parties, which are not included in these consolidated financial statements, have remaining outstanding balances due from or to Bridger Logistics, LLC as of March 31, 2015 and 2014. The transactions with related parties include trucking services for crude oil, leasing of trucks and tanks trailers, providing throughput services at pipeline and rail stations and allocation of costs for centralized corporate functions. In addition, the related party transactions are inclusive of loan transactions in accordance with promissory notes with related entities.

On January 30, 2014, Bridger entered into a commitment to purchase 300 railcars at a total cost of approximately $47 million. On February 28, 2014, and amended and restated on March 31, 2014, Bridger entered into a 10% promissory note with a related party in the amount of $47 million to take delivery for the aforementioned railcars. The note was secured by members’ equity of Bridger, LLC and was repaid in full on April 30, 2014.

In addition, a related party made a loan to Bridger in 2013 for $700,000 and provided collateral of a certificate of deposit for another Bridger loan. The loan was repaid in full by Bridger in September of 2014.

In the three months ended March 31, 2015 and 2014, Bridger Logistics, LLC generated revenues and incurred expenses of $47,243,254 and $27,070,843, respectively, from the services provided to related entities not included in these consolidated financial statements. Receivables from such related entities were $32,568,998 and $34,001,516 as of March 31, 2015 and December 31, 2014, respectively. Payables to such related entities were $33,192,376, and $27,688,564 as of March 31, 2015 and December 31, 2014, respectively. In addition, the consolidated statements of operations for the three months ended March 31, 2015 and 2014 include allocation of overhead charges for centralized corporate functions of $2,993,726 and $1,806,136, respectively.

Contractual Obligations

As of March 31, 2015, our continuing contractual obligations were as follows:

	Payments Due by Year
	Total	2015	2016	2017	2018	2019	After 2019
	(in thousands)
Long-Term Debt Obligations - Principal	$281,599	$67,575	$68,205	$47,376	$38,713	$27,773	$31,957
Long-Term Debt Obligations - Interest	$39,630	$13,326	$9,946	$7,186	$4,792	$2,880	$1,500
Capital Lease Obligations	$0
Operating Lease Obligations	$5,534	$4,350	$554	$486	$144	$0	$0
Purchase Obligations	$57,919	$57,919
Other Long-Term Liabilities	$238,234	$58,782	$59,566	$45,016	$44,131	$19,882	$10,857
Total contractual obligations	$622,916	$201,952	$138,271	$100,064	$87,780	$50,535	$44,314

Off-balance Sheet Financing Arrangements

We have no off balance sheet financing arrangements.

Adoption of New Accounting Standards

There are no new accounting pronouncements that we have not yet adopted as of March 31, 2015.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the consolidated financial statements. Our consolidated financial statements include some estimates and assumptions that are based on informed judgments and estimates of management. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with the Board of Managers. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our consolidated financial statements may differ based upon different estimates and assumptions.

We discuss our significant accounting policies in Note 2 — Significant accounting policies — to our consolidated financial statements. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe our consolidated financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from the actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our consolidated financial statements due to the estimation process and business judgment involved in their application:

Depreciation of property, plant and equipment

We calculate depreciation on property, plant and equipment using the straight-line method based on the estimated useful lives of the assets ranging from three years to forty years.  Changes in the estimated useful lives of our property, plant and equipment could have a material effect on our results of operations. The estimates of the assets’ useful lives require our judgment regarding assumptions about the useful life of the assets being depreciated. When necessary, the depreciable lives are revised and the impact on depreciation is treated on a prospective basis. There were no such revisions to depreciable lives in the first quarters of 2015 or 2014.

Valuation methods, amortization methods and estimated useful lives of intangible assets

The specific, identifiable intangible assets of a business enterprise depend largely upon the nature of its operations. Potential intangible assets include intellectual property such as trademarks and trade names, customer lists and relationships, and non-compete agreements, permits, favorable lease arrangements as well as other intangible assets. The approach to the valuation of each intangible asset will vary depending upon the nature of the asset, the business in which it is utilized, and the economic returns it is generating or is expected to generate. During the first quarters of 2015 and 2014 we did not find it necessary to adjust the valuation methods used for any acquired intangible assets, nor did we have any impairment losses to any intangible assets.

Litigation accruals and environmental liabilities

We are involved in litigation regarding pending claims and legal actions that arise in the normal course of business. In accordance with GAAP, we establish reserves for pending claims and legal actions or environmental remediation liabilities when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Reasonable estimates involve management’s judgments based on a broad range of information and prior experience.   Such estimated reserves may differ materially from the actual liability and such reserves may change materially as more information becomes available and estimated reserves are adjusted.

The Company’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are generally recognized upon completion of the feasibility study. Such accruals are adjusted as further information or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Impairment of Long-lived Assets

In accordance with ASC 360-10, Property, Plant, and Equipment — Overall, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not identified any triggering events during the quarters ended March 31, 2015 or 2014 that would require an assessment for impairment of long-lived assets.

Fiscal Year Ended December 31, 2014 compared to Fiscal Year Ended December 31, 2013

Overview

Bridger is a privately held limited liability company and is primarily engaged in the transportation, storage and terminalling of crude oil. The Company is wholly owned by Bridger, LLC. The consolidated financial statements for Bridger Logistics, LLC include the financial statements of the following subsidiaries: Bridger Transfer Services, LLC, Bridger Leasing, LLC, Bridger Transportation, LLC (formerly Southern Energy Transportation, Inc.), Bridger Rail Shipping, LLC, Bridger Lake, LLC, Double on 8, LLC and Bridger Midstream, LLC.

Bridger generates income from transporting crude oil through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Louisiana, New Mexico, North Dakota, Pennsylvania, Mississippi, Colorado and Wyoming.

Bridger operates 23 pipeline terminals in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas for the transfer of crude oil into major pipeline systems and has available volume capacity for loading of crude oil at two rail facilities in North Dakota as well as available volume capacity for the unloading of crude oil at three rail facilities located in East Texas, Philadelphia and South Louisiana.

Bridger also derives revenues from leasing trucks and tank trailers for the transportation of crude oil. Bridger owned 555 trucks and 634 tank trailers as of December 31, 2014, 293 trucks and 367 tank trailers as of December 31, 2013 and 160 trucks and 202 tank trailers as of December 31, 2012.

In addition, Bridger owns the Bridger Lake pipeline, a 24-mile crude oil pipeline with a storage and terminalling facility in Uinta County, Wyoming. As discussed further in note 3 to our consolidated financial statements, the pipeline has been out of commission since April 2010 due to reconstruction of the pipeline’s infrastructure. The pipeline became eligible for operations at the end of 2014. Management is in discussions with several counterparties regarding potential throughput agreements and expects such agreements to be put in place in 2015.

Bridger also provides pipeline management services through exchanged crude oil barrels under buy/sell agreements.

Bridger recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the years ended December 31, 2014, 2013 and 2012 on the consolidated statements of operations. Bridger has no intent to increase terminal and throughput volumes at its Geismar, Louisiana facility and is negotiating with the facility owner to determine a buy-out value for the remaining financial obligation under its contract. Bridger has retrospectively adjusted its prior period consolidated financial statements to comparably classify the amounts related to the operations of the Gulf Coast Rail Business as discontinued operations.

The consolidated financial statements present the consolidated financial position and results of operations, changes in equity, and cash flows of Bridger with all balances and transactions between the entities eliminated. Such amounts reduce revenue and expense items and eliminate transactions representing loaning of funds between the consolidated entities.

The classification of Bridger as a partnership for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes related to the transportation of crude oil.  We rely on a legal opinion from our counsel, and not a ruling from the Internal Revenue Service (IRS), as to our proper classification for federal income tax purposes.  The IRS may treat us as a corporation for tax purposes or changes in federal or state laws could subject us to entity-level taxation, which would substantially reduce the cash available for distribution to our unitholders or to pay interest on the principal of any of our debt securities.

Recent Strategic Transactions

On April 30, 2014, Bridger Rail Shipping, LLC completed a $200 million secured financing agreement with Element Financial Corporation (Element) to finance the acquisition of 1,300 new railcars from Trinity Industries.  As of December 31, 2014, Bridger had taken delivery of 999 railcars. These new railcars replaced existing leased railcars in Bridger’s fleet.  The Company expects that these owned railcars will reduce railcar lease expenses, as the lease fleet will be reduced by the delivery of owned railcars.

On July 1, 2014, Bridger Transportation, LLC executed a five-year agreement to provide dedicated trucking services for the crude oil marketing business of Occidental Energy Marketing, Inc. In connection with the transaction, Bridger acquired all of Occidental Energy Transportation LLC’s (OET) trucks and trailers servicing the Permian Basin, as well as OET’s trucking operations personnel.  The transaction included an area of mutual interest covering 86,000 square miles.  In connection with the agreement, Bridger ordered a fleet of new trucks to complement the assets purchased from OET to support sustained growth in the region.

On November 28, 2014, Bridger entered into a Member Interest Purchase Agreement to sell the equity of Bridger Midstream, LLC and classified associated assets as held for sale at December 31, 2014. The final closing of this agreement is expected to occur in the second quarter of 2015.  Bridger Midstream, LLC results are presented as discontinued operations for the year ended December 31, 2014.

Known Trends and Uncertainties

Maintaining and growing a pool of qualified independent contractor truck drivers is critical to the success of our operations.  We have from time to time experienced challenges in attracting and retaining sufficient numbers of qualified drivers.  Regulatory requirements, including the FMCSA’s CSA initiative, could require us to pay more to attract and retain drivers.  If we are unable to continue to attract and retain a sufficient number of qualified drivers, we could have difficulty meeting customer demands, any of which could materially and adversely affect our growth and profitability.

Bridger is dependent upon intermediaries, including crude oil producers, gatherers, terminal operators, railroads, and barge operators, to transport Bakken crude oil from North Dakota to Philadelphia.  The crude oil that Bridger transports will pass from the wellhead through a gathering system and crude loading terminal, and then loaded onto railcars and transported by railroad to a crude unloading terminal and transferred to a barge for transport to the dock of our customer’s refinery. Any disruption to or reduction of capacities of this supply chain due to accidents, weather interruptions, governmental regulation, terrorism, depletion of oil reserves, congestion on rail lines or other causes could result in reduced volumes of crude oil moved through our assets. Any significant reduction in volumes would materially adversely affect our financial condition, results of operations, cash flow and ability to make distributions to our unit holders.

Changing operating practices as well as new regulations on tank car standards and shipper classifications could increase time required to move crude oil from Bakken oil fields to our customer’s refinery dock in Philadelphia, increase the cost of rail transportation and decrease the efficiency of Bridger’s transportation of crude oil by rail, any of which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Overview of net income attributable to Bridger Logistics, LLC

“Net income” attributable to Bridger Logistics, LLC in fiscal 2014 was a net income of $17.8 million as compared to $19.7 million in fiscal 2013. This decrease was primarily due to

•                  a $44.0 million increase in ‘Gross profit” due primarily to the increase in crude oil volume transported by our logistics infrastructure offset by the following:

•                  a $22.7 million increase in “Total expenses” due primarily to the increase in crude oil volume transported by our logistics infrastructure;

•                  a $5.7 million increase in “Total other expense”; and

•                  a $17.5 million increase in “Loss from discontinued operations” due to our exit from the Gulf Coast rail business and our decision to hold for sale the assets in Bridger Midstream.

Results of Operations

The period to period comparisons of our results of operations have been prepared using historical periods included in our consolidated financial statements.  This “Results of Operations” section compares the year ended December 31, 2014 with the year ended December 31, 2013 and the year ended December 31, 2013 with the year ended December 31, 2012.

We refer to our financial statement line items in the explanation of our period-to-period changes in our results of operations.  Below are general definitions of what those line items include and represent.

•                  Revenues.  Revenues consist principally of trucking and third party trucking revenues, leasing income from leasing of trucks and trailers to owner operators and the leasing of owned and leased railcars, rail throughput fees and pipeline terminal throughput and storage fees and pipeline management fees.

•                  Cost of sales.  Cost of sales consist principally of trucking and third party trucking revenues, leasing income from leasing of trucks and trailers to owner operators and the leasing of owned and leased railcars, rail throughput fees and pipeline terminal throughput and storage fees and pipeline management fees.

•                  Operating expense.  Operating expenses consist principally of costs associated with the actual operating of the trucks, trailers, pipeline terminals, rail facilities, and railcars including salaries and wages, energy and utility costs, routine maintenance, insurance, and environmental compliance costs.  Routine maintenance and environmental compliance costs are expensed as incurred.

•                  Selling, general and administrative expenses.  Selling, general and administrative expenses consist primarily of direct corporate overhead costs and allocated general and administrative costs.

•                  Depreciation and amortization.  Depreciation and amortization on owned property uses the straight line method over the estimated useful lives of the respective assets.

•                  Operating income.  Operating income represents revenue less cost of goods sold, operating expense and selling, general and administrative expenses.

•                  Other income (expense).  Other income (expense) represents gain or loss on disposal of assets.

•                  Interest expense.  Interest expense represents the interest expenses and financing costs associated with the purchase of trucks and trailers, railcars, and pipeline terminal assets.  This also includes the amortization of related debt issuance related costs.

•                  Income tax expense.  Income tax expense represents the taxes paid on transportation of crude oil.

•                  Loss from discontinued operations.  Loss from discontinued operations represents the losses on discontinued operations in the Gulf Coast rail business through the end of the contract period.  This also represents the costs related to the decision to sell our interest in Bridger Midstream LLC which is currently held for sale.

•                  Adjusted EBITDA.  Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income (loss) before deducting income tax expense, interest expense, depreciation and amortization expense, gain/loss on disposal of assets, loss from discontinued operations, and management fees. Management believes that excluding these items from our GAAP results allows it to better understand our consolidated financial performance from period to period, as management does not believe that the excluded items are reflective of our underlying operating performance. Management uses Adjusted EBITDA to evaluate operating performance, communicate financial results to the Board of Managers, benchmark results against historical performance, and evaluate investment opportunities, and believes that the presentation of Adjusted EBITDA provides investors greater transparency and insight into management’s method of analysis. Adjusted EBITDA should not be considered as a substitute for, or superior to, financial measures that are computed in accordance with GAAP, and is meant to supplement, and to be viewed in conjunction with, such GAAP financial measures. Our method of calculating Adjusted EBITDA may not be consistent with that of other companies. Investors are encouraged to review the reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, provided below.

The following table summarizes our results of operations for the fiscal years ended December 31, 2014 and 2013.

(amounts in thousands)
Fiscal Year Ended December 31,	2014	2013	Favorable (unfavorable) Variance
Revenues	$274,050	$134,534	$139,516	103.7%
Gross profit	$95,807	$51,843	$43,964	84.8%
Income from continuing operations	$34,320	$18,746	$15,574	83.1%
Adjusted EBITDA	$63,068	$32,667	$30,401	93.1%
Interest expense	$9,046	$2,933	$(6,113)	(208.4)%

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income for the fiscal years ended December 31, 2014 and 2013, respectively:

(amounts in thousands)	2014	2013
Net income	$17,804	$19,708
Income tax expense	$21	$71
Interest expense	$9,046	$2,933
Depreciation and amortization expense	$19,445	$10,477
Gain/loss on disposal of assets	$(139)	$252
Loss from discontinued operations	$16,516	$(962)
EBITDA	$62,693	$32,479
Management fees	$375	$188
Adjusted EBITDA	$63,068	$32,667

Revenues

Revenues increased $139.5 million in fiscal 2014 compared to the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Gross Profit

Gross profit increased $44.0 million in fiscal 2014 compared to the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Operating income

“Operating income” increased $21.2 million in fiscal 2014 compared to the prior year primarily due to a $44.0 million increase in “Gross profit”, partially offset by $10.8 million increase in “Operating expense”, a $3.0 million increase in “Selling, general and administrative expense” and a $9.0 million increase in “Depreciation and amortization.”

“Operating expense” increased $10.8 million in fiscal 2014 compared to the prior year primarily due to the increase in crude oil volume transported by our logistics infrastructure.  “Selling, general and administrative expense” increased $3.0 million compared to the prior year primarily due to increase in crude oil volume transported by our logistics infrastructure and an increased asset base in railcars and trucks. “Depreciation and amortization” increased $9.0 million compared to the prior year due to the increased asset base.

Interest expense - consolidated

“Interest expense” increased $6.1 million in fiscal 2014 compared to the prior year primarily due to the secured financing agreement with Element to finance the acquisition of 1,300 new railcars discussed above, as well as additional trucks and trailers purchased during the year.

Adjusted EBITDA

Adjusted EBITDA increased $30.4 million in fiscal 2014 compared to the prior year primarily due to a $44.0 million increase in “Gross profit”, partially offset by a $10.8 million increase in “Operating expense” as discussed above, a $3.0 million increase in “Selling, general and administrative expense” and a $9.0 million increase in “Depreciation and amortization.”

Fiscal Year Ended December 31, 2013 compared to Fiscal Year Ended December 31, 2012:

(amounts in thousands)
Fiscal year ended December 31,	2013	2012	Favorable (unfavorable) Variance
Revenues	$134,534	$161,727	$(27,193)	(16.8)%
Gross profit	$51,843	$27,306	$24,537	89.9%
Income from continuing operations	$18,746	$16,082	$2,664	16.6%
Adjusted EBITDA	$32,667	$21,600	$11,067	51.2%
Interest expense	$2,933	$1,299	$(1,634)	(125.8)%

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income for the fiscal years ended December 31, 2013 and 2012, respectively:

(amounts in thousands)	2013	2012
Net income	$19,708	$15,411
Income tax expense	$71	—
Interest expense	$2,933	$1,299
Depreciation and amortization expense	$10,477	$4,215
Gain/loss on disposal of assets	$252	$4
Loss from discontinued operations	$(962)	$671
EBITDA	$32,479	$21,600
Management fees	$188	—
Adjusted EBITDA	$32,667	$21,600

Revenues

Revenue decreased $27.2 million in fiscal 2013 compared to the prior year. This decrease resulted primarily from Bridger moving away from a pipeline-based transportation company to a long haul crude transportation business.

Gross profit

Gross profit increased $24.5 million in fiscal 2013 compared to the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Operating income

Operating income increased $4.7 million in fiscal 2013 compared to the prior year primarily due to a $24.5 million increase in “Gross profit”, partially offset by a $9.6 million increase in “Operating expense”, a $4.0 million increase in “Selling, general and administrative expense” and a $6.3 million increase in “Depreciation and amortization.”

“Operating expense” increased $9.6 million in fiscal 2013 compared to the prior year primarily due to the increase in crude oil volume transported by our logistics infrastructure.  “Selling, general and administrative expense” increased $4.0 million compared to the prior year primarily due to the increase in crude oil volume transported by our logistics infrastructure and an increased asset base. “Depreciation and amortization” increased $6.3 million compared to the prior year due to the increased asset base.

Interest expense

“Interest expense” increased $1.6 million in fiscal 2013 compared to the prior year primarily due to the acquisition of trucks and trailers, as well as pipeline terminal investments.

Adjusted EBITDA

Adjusted EBITDA increased $11.1 million in fiscal 2013 compared to the prior year primarily due to a $24.5 million increase in “Gross profit”, partially offset by a $9.6 million increase in “Operating expense” as discussed above, a $4.0 million increase in “Selling, general and administrative expense” and a $6.3 million increase in “Depreciation and amortization.”

Liquidity and Capital Resources

Our liquidity and capital resources enable us to fund our working capital requirements, debt service payments, acquisitions and capital expenditures.  Our primary sources of liquidity are cash flow from operations and proceeds from our debt issuances. Our liquidity and capital resources may be affected by our ability to access the debt markets, by unforeseen demands on cash, or by other events beyond our control.

During July 2014, we acquired all assets of Occidental Energy Transportation, LLC, the crude oil logistics provider to the largest Permian Basin crude oil producer in West Texas, in connection with the ongoing trucking business expansion.  Consideration of $9 million was paid in cash upon closing.

Operating Activities

Fiscal 2014 v 2013

Net cash provided by operating activities was $38.4 million for fiscal 2014, compared to net cash provided by operating activities of $25.5 million for fiscal 2013. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Net cash provided by operating activities increased primarily due to a $6.7 million increase in net income adjusted for non-cash and non-operating items, a $17.8 million increase in payables due to affiliates, a $16.9 million increase in other accrued liabilities and other long-term liabilities related to discontinued operations of the Gulf Coast rail operations and a $5.0 million increase in trade accounts payable. These increases in working capital requirements were partially offset by a $19.5 million increase in receivables due from affiliates, a $7.7 million increase in trade accounts receivable and a $6.3 million net increase in prepaid expenses and other current assets.

Fiscal 2013 v 2012

Net cash provided by operating activities was $25.5 million for fiscal 2013, compared to net cash provided by operating activities of $15.9 million for fiscal 2012. The increase in cash provided by operating activities was primarily due to an increase in working capital efficiency. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Net cash provided by operating activities increased primarily due to a $10.7 million increase in net income adjusted for non-cash and non-operating items, a $3.6 million decrease in receivables due from affiliates, a $3.1 million increase in other accrued liabilities and a $1.7 million decrease in trade account receivables. These increases in working capital requirements were partially offset by a $5.6 million decrease in payables due to affiliates and a $3.9 million increase in prepaid expenses and other current assets.

Investing Activities

Capital Requirements

Our business requires continual investments to upgrade or enhance existing operations and to ensure compliance with safety and environmental regulations. Capital expenditures for our business consist primarily of growth capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow.  Examples include expenditures for purchases of rail cars and truck and trailer sets and other equipment to facilitate expansion of our customer base and operating capacity. Bridger has purchase commitments in 2015 for 76 trucks, 95 trailers and 300 railcars. Funding will come from cash flow from operations and additional debt.

Maintenance capital expenditures are minor and typically expensed as incurred.  Bridger property, plant and equipment consists of recently constructed infrastructure requiring minimal maintenance capital.

Fiscal 2014 v 2013

Net cash used in investing activities was $243.4 million for fiscal 2014, compared to net cash used in investing activities of $63.6 million for fiscal 2013. This increase in net cash used in investing activities is primarily due to a $169.1 million increase in “Purchases of property and equipment” and “Changes in other long-term assets” partially offset by a $3.0 million increase in “Proceeds from sale of property and equipment” resulting primarily from the one-time sale of underutilized assets during fiscal 2014 that was not repeated during the prior year.

The increase in “Purchase of property and equipment” relates primarily to the purchase of crude oil railcars and crude oil truck & trailer sets.

Future fluctuations in growth capital expenditures could occur due to the opportunistic nature of growth opportunities.

Fiscal 2013 v 2012

Net cash used in investing activities was $63.6 million for fiscal 2013, compared to net cash used in investing activities of $38.4 million for fiscal 2012. The increase in net cash used in investing activities is primarily due to a $26.1 million increase in “Purchase of property and equipment” and “Changes in other long-term assets” partially offset by a $0.9 million increase in “Proceeds from sale of property and equipment” resulting primarily from the one-time sale of underutilized assets during fiscal 2013 that was not repeated during the prior year.

The increase in “Purchase of property and equipment” relates primarily to the purchase of crude oil railcars and crude oil truck & trailer sets.

Future fluctuations in growth capital expenditures could occur due to the opportunistic nature of these projects.

Financing Activities

Fiscal 2014 v 2013

Net cash provided by financing activities was $209.6 million for fiscal 2014, compared to $35.9 million for fiscal 2013. This increase in net cash provided by financing activities was mostly due to a net increase in long-term borrowings of $173.8 million. This increase in cash was used primarily to fund the purchase of crude oil railcars and crude oil truck and trailer sets.

Fiscal 2013 v 2012

Net cash provided by financing activities was $35.9 million for fiscal 2013, compared to $26.4 million for fiscal 2012. This increase in net cash provided by financing activities was mostly due to a net increase in long-term borrowings of $8.5 million. This increase in cash was used primarily to fund the purchase of crude oil railcars and crude oil truck and trailer sets.

Distributions

Bridger made no distributions in 2014 and 2013, but had distributions of $0.7 million in 2012.

Debt issuances and repayments

Long-term debt consists of several different loans with commercial banks and equipment financing companies. The purpose of the loans is to obtain financing for the purchase of trucks and trailers, vehicles, rail cars, buildings and for the construction of pipeline terminals. Further, the loans are secured by these same assets.

Bridger had $283,730,169, $74,093,386 and $38,144,301 of debt as of December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, the debt consisted of instruments with outstanding balances ranging from $34,756 to $56,853,294 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $249,418,310 in outstanding debt with fixed interest rates ranging from 2.85% to 6.12%, $19,956,769 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $13,281,410 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $1,073,680 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%.

As of December 31, 2013, the debt consisted of instruments with outstanding balances ranging from $9,472 to $13,401,192 with varying monthly payments due through March 9, 2025. Interest rates related to the debt above consisted of the following: $3,176,429 in outstanding debt with fixed interest rates ranging from 2.79% to 8.99%, $38,363,430 in outstanding debt with a variable interest rate of 3.75% above the 1 month LIBOR with minimum rates of 4.50% and 4.60% respectively, $4,380,305 in outstanding debt with a variable interest rate of 1.00% above the Wall Street Journal Prime Rate with a minimum rate of 4.75%, $15,819,902 in outstanding debt with a variable interest rate of 1.75% above the Wall Street Journal Prime Rate with minimum rates of 4.50% and 5.00%, $9,472 in outstanding debt with a variable interest rate of 1.00% above the New York Prime Rate with a minimum rate of 3.00%, and $12,343,848 in outstanding debt with a variable interest rate equal to the Wall Street Journal Prime Rate with a minimum rate of 3.25%.

As of December 31, 2012, the debt consisted of instruments with outstanding balances ranging from $19,669 to $11,850,177 with varying monthly payments due through May 1, 2019. Interest rates related to the debt above consisted of the following: $3,682,127 in outstanding debt with fixed interest rates ranging from 2.70% to 7.39%, $26,474,766 in outstanding debt with a variable interest rate of 3.75% above the 1 month LIBOR with minimum rates of 4.00% and 4.50%, $5,659,289 in outstanding debt with a variable interest rate of 1.00% above the Wall Street Journal Prime Rate with a minimum rate of 4.75%, $2,308,450 in outstanding debt with a variable interest rate of 1.75% above the Wall Street Journal Prime Rate with minimum rate of 5.00%, and $19,669 in outstanding debt with a variable interest rate of 1.00% above the New York Prime Rate with a minimum rate of 3.00%.

The debt agreements outstanding as of December 31, 2014 contained no financial covenants. The debt agreements outstanding as of December 31, 2013 contained financial covenants that, among other things, required the maintenance of certain leverage and fixed charge coverage ratios. The Company was in compliance with all financial covenants as of December 31, 2013 and December 31, 2012. All debt agreements containing covenants were refinanced in 2014, resulting in the removal of such covenants from the agreements in their entirety.

We believe that the liquidity available from our ongoing cash flow and debt issuances will be sufficient to meet our capital expenditure, working capital and letter of credit requirements through the fiscal year ending December 31, 2015. However, if we were to experience an unexpected significant increase in these requirements, our needs could exceed our immediately available resources. Events that could cause increases in these requirements include, but are not limited to the following:

•                  a significant delay in the collections of accounts receivable;

•                  increased liquidity requirements imposed by insurance providers;

•                  a significant downgrade in our credit status leading to decreased trade credit;

•                  a significant acquisition; or

•                  a large uninsured unfavorable lawsuit settlement.

If one or more of these or other events caused a significant use of available funding, we may consider alternatives to provide increased liquidity and capital funding, such as additional debt issuances. No assurances can be given, however, that such alternatives would be available, or, if available, could be implemented.

Disclosures about Effects of Transactions with Related Parties

The Bridger entities have historically entered into numerous transactions with affiliated entities within Bridger Logistics, LLC, as well as other related parties. While transactions between companies within Bridger Logistics, LLC in our consolidated financial statements have been eliminated, other transactions with related parties, which are not included in our consolidated financial statements, have remaining outstanding balances due from or to Bridger Logistics, LLC as of December 31, 2014, 2013 and 2012. The transactions with related parties include trucking services for crude oil, leasing of trucks and tank trailers, providing throughput services at pipeline and rail terminals and allocation of costs for centralized corporate functions. In addition, the related party transactions are inclusive of loan transactions in accordance with promissory notes with related entities. Bridger Lake, LLC also had notes payable to a minority member with a principal balance of $330,000 as of December 31, 2012. No such notes payable to the minority member were outstanding as of December 31, 2013 and 2014. In addition, an affiliate made a loan to the Company for $700,000 and provided collateral of a certificate of deposit for another Company loan. The loan was repaid in full by Bridger in September of 2014.

In the years ended December 31, 2014, 2013 and 2012, Bridger Logistics, LLC generated revenues and incurred expenses of $155,053,367, $79,667,974 and $25,257,000, respectively, from the services provided to related entities not included in these consolidated financial statements. Receivables from such related entities were $34,001,516, $11,047,823 and $7,555,463 as of December 31, 2014, 2013 and 2012, respectively. Payables to such related entities were $27,688,564, $10,925,836, and $12,007,565 as of December 31, 2014, 2013 and 2012, respectively. In addition, the consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012 include allocation of overhead charges for centralized corporate functions of $9,841,776, $4,938,402 and $657,566, respectively.

Contractual Obligations

As of December 31, 2014, our continuing contractual obligations were as follows:

	Payments Due by Year
	Total	2015	2016	2017	2018	2019	After 2019
	(in thousands)
Long-Term Debt Obligations - Principal	$283,730	$65,919	$67,799	$45,206	$39,723	$27,821	$37,262
Long-Term Debt Obligations - Interest	$41,755	$13,444	$10,358	$7,537	$5,160	$3,234	$2,022
Capital Lease Obligations	$0
Operating Lease Obligations	$9,344	$8,160	$554	$486	$144	$0	$0
Purchase Obligations	$69,923	$69,923
Other Long-Term Liabilities	$250,184	$72,552	$57,746	$45,016	$44,131	$19,882	$10,857
Total contractual obligations	$654,936	$229,998	$136,457	$98,245	$89,158	$50,937	$50,141

Off-balance Sheet Financing Arrangements

We have no off balance sheet financing arrangements.

Adoption of New Accounting Standards

There are no new accounting pronouncements that we have not yet adopted as of December 31, 2014.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the consolidated financial statements. Our consolidated financial statements include some estimates and assumptions that are based on informed judgments and estimates of management. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with the Board of Managers. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our consolidated financial statements may differ based upon different estimates and assumptions.

We discuss our significant accounting policies in Note 2 — Significant accounting policies — to our consolidated financial statements. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe our consolidated financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from the actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our consolidated financial statements due to the estimation process and business judgment involved in their application.

Depreciation of property, plant and equipment

We calculate depreciation on property, plant and equipment using the straight-line method based on the estimated useful lives of the assets ranging from three years to forty years.  Changes in the estimated useful lives of our property, plant and equipment could have a material effect on our results of operations. The estimates of the assets’ useful lives require our judgment regarding assumptions about the useful life of the assets being depreciated. When necessary, the depreciable lives are revised and the impact on depreciation is treated on a prospective basis. There were no such revisions to depreciable lives in fiscal 2014, 2013 or 2012.

Valuation methods, amortization methods and estimated useful lives of intangible assets

The specific, identifiable intangible assets of a business enterprise depend largely upon the nature of its operations. Potential intangible assets include intellectual property such as trademarks and trade names, customer lists and relationships, and non-compete agreements, permits, favorable lease arrangements as well as other intangible assets. The approach to the valuation of each intangible asset will vary depending upon the nature of the asset, the business in which it is utilized, and the economic returns it is generating or is expected to generate. During fiscal 2014, 2013 or 2012, we did not find it necessary to adjust the valuation methods used for any acquired intangible assets, nor did we have any impairment losses to any intangible assets.

Litigation accruals and environmental liabilities

We are involved in litigation regarding pending claims and legal actions that arise in the normal course of business. In accordance with GAAP, we establish reserves for pending claims and legal actions or environmental remediation liabilities when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Reasonable estimates involve management’s judgments based on a broad range of information and prior experience.   Such estimated reserves may differ materially from the actual liability and such reserves may change materially as more information becomes available and estimated reserves are adjusted.

The Company’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are generally recognized upon completion of the feasibility study. Such accruals are adjusted as further information or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Impairment of Long-lived Assets

In accordance with ASC 360-10, Property, Plant, and Equipment — Overall, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not identified any triggering events during the years ended December 31, 2014, 2013 and 2012 that would require an assessment for impairment of long-lived assets.